Exhibit B-13

As amended September 1, 1998

                    Articles of Incorporation

                    Worry Free Service, Inc.


                            Article I

The name of the corporation is Worry Free Service, Inc.

                           Article II

The initial registered office of the Corporation in the State of Missouri shall be located at 1201 Walnut, Kansas City, Missouri
64106. The name of the initial registered agent at such address shall be Janee C. Rosenthal.

                           Article III

The aggregate number of shares which the Corporation shall have authority to issue shall be Fifteen Million Thirty Thousand (15,030,000) shares, all of which shall be common shares of the par value of One Dollar ($1.00) each, amounting in the aggregate to Fifteen Million Thirty Thousand Dollars ($15,030,000.00)

                           Article IV

The holders of capital stock shall have no preemptive rights to purchase any additional shares of the corporation's capital stock hereafter issued or any securities exchangeable for or convertible into such shares or any warrants or any instruments evidencing rights or options to subscribe for, purchase or otherwise acquire such shares.

                            Article V

The name and address of the incorporator is as follows:

     Mark G. English
     1201 Walnut
     Kansas City, MO 64106

                           Article VI

The initial Board of Directors of the Corporation shall consist of three (3) persons. Thereafter the number of directors shall be fixed by the By-Laws of the Corporation and any changes in the number will be reported to the Secretary of Sate within thirty
(30) calendar days of such change.
                           Article VII

The entire voting power of the Corporation shall be vested exclusively in the holders of the shares of Common Stock, who shall be entitled to one (1) vote for each such share held of record. In all elections of directors of the Corporation, each share shall be entitled to one vote as to each director to be elected and no shareholder shall have the right to cast votes in the aggregate or to cumulate the votes for the election of any director, and cumulative voting of shares in elections of directors is hereby specifically negated. Except as otherwise provided in these Articles of Incorporation, the holders of shares of Common Stocks shall be entitled to vote on any matter which properly comes before a meeting of the shareholders of the corporation and a majority of all of the votes cast by the holders of the shares of Common Stock at a meeting of the shareholders at which a quorum is present shall be sufficient to approve any matter which properly comes before the meeting.


                          Article VIII

The Corporation shall have perpetual existence.

                           Article IX

The purpose for which this Corporation is formed is to engage in any lawful business as permitted under the General and Business Corporation Law of Missouri, and to carry on any other lawful business whatsoever which is calculated directly or indirectly to promote the interest of the Corporation or to enhance the value of its property and to have and expedite all of the rights, powers and privileges which are now or hereafter may be conferred by the Laws of Missouri now enacted or hereinafter enacted pertaining to this Corporation, or corporations of this class.

                            Article X

The By-Laws of the Corporation shall be adopted at the first meeting of the Board of Directors of the Corporation.
Thereafter, the By-Laws of the Corporation may be repealed, altered or amended by the Board of Directors at any meeting of the Board of Directors, regular or special.

                           Article XI

The Corporation reserves the right to amend, alter, modify, change or repeal any provision contained in these Articles of Incorporation, or any amendment of the provisions hereof, in the manner now or hereafter prescribed by statute, and all rights and powers conferred herein on shareholders, directors, and officers are subject to this reserve power; provided, however, that in default of express statutory provision therefore, these Articles of Incorporation may be amended in any respect by a majority vote of the shareholders.